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                      January 13, 2023

       Andrew Williamson
       Chief Financial Officer
       Epsilon Energy Ltd.
       16945 Northchase Drive
       Suite 1610
       Houston, TX 77060

                                                        Re: Epsilon Energy Ltd.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 24,
2022
                                                            File No. 001-38770

       Dear Andrew Williamson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation